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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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DiamondCluster International, Inc.

(Name of Registrant as Specified In Its Charter)

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DiamondCluster International, Inc.

Suite 3000 John Hancock Center
875 North Michigan Ave., Chicago, IL 60611
T (312) 255 5000 F (312) 255 6000
www.diamondcluster.com

Notice of Annual Meeting of Stockholders to be Held on September 14, 2004

The annual meeting of stockholders of DiamondCluster International, Inc. (“DiamondCluster” or the “Company”) will be held on Tuesday, September 14, 2004 at the Westin Hotel, 909 North Michigan Avenue, Chicago, Illinois, at 10:00 a.m. local time for the following purposes:

1.	To elect four directors for a term of three years to replace directors whose terms are expiring.
2.	To consider and act upon such other business as may properly come before the meeting.

Stockholders of record at the close of business on July 19, 2004 are entitled to notice of and to vote at the meeting.

Your vote is important. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet or by using a toll-free telephone number. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the proxy statement.

By order of the Board of Directors

Nancy K. Bellis
Vice President, General Counsel and Secretary

July 26, 2004

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
The Board of Directors and Its Committees
ELECTION OF DIRECTORS
STOCK OWNERSHIP
Executive Compensation
Board Compensation Committee Report on Executive Compensation
AUDIT COMMITTEE REPORT
PRINCIPAL ACCOUNTANT FEES AND SERVICES
SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER MATTERS
APPENDIX A

DiamondCluster International, Inc.

Suite 3000 John Hancock Center

875 North Michigan Avenue
Chicago, Illinois 60611

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend DiamondCluster’s annual meeting on September 14, 2004 beginning at 10:00 a.m. Central Time. The meeting will be held at the Westin Hotel, 909 North Michigan Avenue, Chicago, Illinois. We are furnishing these proxy materials in connection with the Board of Directors’ solicitation of proxies to be voted at the meeting and at any meeting following an adjournment of the meeting. We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about July 26, 2004 to record holders of DiamondCluster’s Common Stock, par value $.001 per share (“Common Shares”), as of July 19, 2004, the record date for the meeting.

Proxies and Voting Procedure

Your vote is important. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunications and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on September 13, 2004. The Internet and telephone voting procedures have been designed to authenticate stockholders by use of a control number and to allow you to vote your shares and to confirm that your instructions have been properly recorded.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the meeting. The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board of Directors recommends.

If any other matters are properly presented at the meeting for consideration, including a motion to adjourn the meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date this proxy statement was printed, we did not anticipate any other matters would be raised at the meeting.

Stockholders Entitled to Vote

Stockholders at the close of business on July 19, 2004 are entitled to notice of and to vote at the meeting. As of July 19, 2004, there were 34,502,088 Common Shares issued and outstanding.

Quorum

The presence in person or by proxy of the holders of a majority of Common Shares is necessary to constitute a quorum for all matters coming before the meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote — Election of Directors A plurality of the votes duly cast is required for the election of directors; that is, the nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes are not counted for purposes of the election of directors.

Required Vote — Other Matters Approval of any other matters coming before the meeting requires the affirmative vote of the holders of a majority of Common Shares present in person or by proxy. An abstention is counted as a vote against all matters to properly come before the meeting. A broker non-vote is not counted for the purpose of any other matters to properly come before the meeting.

In accordance with the Company’s Amended and Restated Certificate of Incorporation, each Common Share is entitled to one vote.

Tabulation of Votes

All votes, whether by proxy or ballot, will be tabulated by the Company’s Transfer Agent and Registrar.

Electronic Access to Proxy Materials and Annual Report

This proxy statement and the 2004 annual report are also available on DiamondCluster’s Internet site at http://www.diamondcluster.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail, saving the Company the cost of producing and mailing these documents. If you are a stockholder of record, you can elect this option by following the instructions provided when you vote your proxy over the Internet. If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you call DiamondCluster’s stockholder services toll-free number ((800) 526-0801) to ask for paper copies.

Costs of Proxy Solicitation

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by telephone, facsimile or other electronic means. In accordance with the regulations of the Securities and Exchange Commission and Nasdaq, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of DiamondCluster stock.

Stockholder Account Maintenance

Our transfer agent is Mellon Investor Services. All communications concerning accounts of stockholders of record, including name or address changes and transfer requirements, should be directed to Mellon Investor Services, L.L.C., Overpeck Centre, 85 Challenger Road, Ridgefield Park, New Jersey 07660, (800) 526-0801, www.melloninvestor.com.

Partners’ Operating Agreement

All partners* of the Company are bound by a Partners’ Operating Agreement, which provides (among other things) procedures for the (i) the establishment of and nomination of candidates to several partner committees, (ii) admission and removal of partners, (iii) determination of partner compensation recommendations to the Board of Directors, and (iv) equity sales of Common Shares by partners.

*	The term “partner” is an internal designation only and does not refer to a partner of a general or limited partnership. All partners are officers of the Company.

Certain Relationships and Related Transactions

It is the Company’s policy to reimburse private airplane travel expenses in connection with Company business in order to minimize the time spent by employees traveling to client sites given the difficulty of commercial air travel, accommodate client schedules and in certain instances transport entire engagement teams to and from client sites efficiently and economically. Any reimbursements for the cost of such travel is at or below prevailing market rates for private or chartered aircraft. During the period April 1, 2003 through March 31, 2004 the Company reimbursed Mr. Melvyn Bergstein, its Chairman and Chief Executive Officer, $177,940 for business-related travel on the KingAir 350 airplane he indirectly owns.

As of his termination of employment with the Company effective June 30, 2003, Mr. Javier Rubio entered into an agreement with the Company to serve as a Client Relationship Executive (“CRE”) for a period of one year. In December 2003, this agreement was amended to extend its term to June 30, 2007. In May 2004, Mr. Rubio’s agreement was amended a second time to reduce the amount of his annual retainer as described below. As a CRE, Mr. Rubio’s role is, among other things, to develop key commercial initiatives for clients with whom Mr. Rubio played a key role while employed by the Company. Under this agreement, Mr. Rubio received an annual retainer in the amount of £96,000 until June 30, 2004. Effective as of July 1, 2004, Mr. Rubio’s CRE agreement was amended to reduce his annual retainer to $25,000. Under his CRE Agreement, as of June 30, 2004, Mr. Rubio had received £88,000 or approximately $160,079.04 based on the June 30, 2004 “spot” rate of exchange.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities (“10% owners”) to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and Nasdaq. Officers, directors and 10% owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. During fiscal year 2004 one Form 4 filed on behalf of each of Messrs. Connolly and Rubio was not timely filed.

The Board of Directors and Its Committees

DiamondCluster’s business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed through discussions with the Chairman and officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Currently, the Board has Audit, Compensation, and Nominating and Governance committees. During fiscal 2004 all directors attended 100% of Board meetings and meetings of the committees on which they served. The Board does not have a policy with respect to Board members’ attendance at annual meetings, although attendance is encouraged. Eight Board members attended the Company’s 2003 annual meeting of stockholders.

During fiscal year 2004 the Board of Directors met four times. The table below provides membership and meeting information for each Board committee.

Nominating and
	Audit	Compensation	Governance
Members	Committee	Committee	Committee
Edward R. Anderson		Chair	Member

Donald R. Caldwell	Chair	Member	Member

Mark L. Gordon	Member		Chair

Alan C. Kay			Member

Michael E. Mikolajczyk		Member

Pauline A. Schneider*	Member		Member

Samuel K. Skinner		Member	Member

Number of Meetings in Fiscal 2004	10	4	2

*	Ms. Schneider was elected a director as of November 17, 2003.

Audit Committee

The Audit Committee —

•	Provides an open avenue of communication between the independent auditor and the Board of Directors

•	Monitors the integrity of the Company’s financial statements

•	Monitors the independent auditor’s qualifications and independence

•	Meets with management to consider the adequacy of the Company’s internal controls and the objectivity of financial reporting

•	Appoints and meets with the independent auditors

•	Pre-approves all audit, audit-related and tax fees and terms as well as all non-audit engagements with the independent auditor

•	Reviews annual and periodic reports required to be filed with the Securities and Exchange Commission (“SEC”) and earnings press releases

•	Reviews policies and procedures with respect to officers’ expense accounts and perquisites

•	Has established and monitors a process for employees and others to confidentially or anonymously report concerns or complaints regarding accounting, internal control or auditing matters

•	Reviews compliance with the Company’s Code of Business Conduct and Ethics

•	Reviews its charter and performance annually

•	Has the authority to hire independent counsel and other advisors

The Board of Directors has determined that each of the members of the Audit Committee is independent as defined by the rules of the SEC and Nasdaq. The Board also has determined that Mr. Caldwell, the Chair of the Committee, is an “audit committee financial expert,” as defined by SEC rules based upon Mr. Caldwell’s experience, training and education.

Nominating and Governance Committee

The Nominating and Governance Committee —

•	Reviews and reports to the Board on a periodic basis with regard to matters of corporate governance

•	Reviews and assesses the effectiveness of the Company’s Corporate Governance Guidelines and recommends proposed revisions to the Board

•	Establishes procedures for the nomination process and recommends candidates for election to the Board

•	Considers nominees proposed by stockholders

•	Recommends to the Board director nominees for each committee

•	Leads the Board in its annual review of the Board’s performance

•	Identifies and recommends to the Board potential successors to the Chief Executive Officer position

•	Consists solely of independent directors

•	Has the authority to hire independent counsel and other advisors

•	Approves director compensation

The Committee considers director candidates with diverse experience, knowledge and business judgment with the goal of maintaining a balanced, engaged and collegial board whose members possess the experience and expertise necessary to ensure the Board’s performance meets all legal requirements and is in accordance with the highest ethical standards.

Stockholders wishing to nominate a director candidate may do so by sending the candidate’s name, biographical information, qualifications and consent of the nominee being proposed to the Secretary of the Corporation not less than 90 or more than 120 days prior to anniversary date of the prior annual meeting. All director nominations should be made in accordance with the provisions of Section 2.14 of the Company’s Amended and

Restated By-Laws, which provides additional information required with respect to the candidate and nominating stockholder. Under such provision only stockholders entitled to vote may nominate a director candidate.

The Nominating and Governance Committee Charter is attached to this proxy statement as Appendix A.

Compensation Committee

The Compensation Committee —

•	Reviews and recommends to the Board the compensation of the Chief Executive Officer and senior management

•	Reviews and recommends to the Chief Executive Officer and Board of Directors policies, practices and procedures relating to the compensation of officers and managerial employees

•	Prepares the “Compensation Committee Report” found under that heading on page 11 of this proxy statement

•	Reviews the establishment and administration of employee benefit plans

•	Consists of a majority of independent directors

•	Has the authority to hire independent counsel and other advisors

Communications with the Board

The Board does not currently have a formal process for stockholders to send communications since as noted below the Board has always been open to questions and comments from stockholders, obviating the need for a “formal” process. The Board welcomes your questions and comments. If you would like to communicate directly with our outside directors as a group, or if you have a concern related to DiamondCluster’s business ethics or conduct, financial statements, accounting practices or internal controls, you may submit your requests for communications or your concerns to our General Counsel and Secretary, DiamondCluster International, Inc., Suite 3000 John Hancock Center, 875 North Michigan Avenue, Chicago, Illinois 60611. All communication requests and concerns will be forwarded to or raised with the Board as appropriate.

Compensation of Directors

During fiscal 2004, each non-employee director (other than Mr. Rubio) received an annual cash retainer of $25,000 and a fee of $1,000 for attendance at each meeting of the Board and each committee meeting not held in conjunction with a Board meeting and $500 for each committee meeting held in conjunction with a Board meeting and each telephonic meeting. In addition, non-employee directors (other than Mr. Rubio) received an annual grant of 5,000 restricted shares, proportionately vesting every three months during a one-year period. The Chairman of the Audit Committee received an additional annual grant of 500 restricted shares, and the Chairmen of the Compensation Committee and the Nominating and Governance Committee received an additional annual grant of 300 restricted shares. Grants are made under the DiamondCluster Equity Incentive Plan. In addition, non-employee directors are reimbursed for expenses incurred in connection with attending meetings of the Board and its committees.

ELECTION OF DIRECTORS

Members of the Board of Directors are divided into three approximately equal classes, one class of which is elected each year to succeed the directors whose terms are expiring. The nominees named for election at the September 14, 2004 meeting for three-year terms to succeed directors whose terms are expiring are in Class 2 and are Melvyn E. Bergstein, Mark L. Gordon, Pauline A. Schneider and John J. Sviokla.

Proxies cannot be voted for a greater number of persons than the number of nominees named. The persons named in the proxy card intend to vote for the election of each of these nominees unless you indicate that your vote should be withheld. If elected, the nominees will continue in office until their successors have been duly elected and qualified or until the earlier of their death, resignation or retirement. We expect each of the nominees to be able to serve if elected. If on account of death or unforeseen contingencies any of these persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MELVYN E. BERGSTEIN, MARK L. GORDON, PAULINE A. SCHNEIDER AND JOHN J. SVIOLKA.

Nominees for the Class of Directors Whose Terms Expire in 2007

Melvyn E. Bergstein co-founded DiamondCluster in January 1994 and has served as its Chairman and Chief Executive Officer since that time. Prior to co-founding DiamondCluster, Mr. Bergstein held several senior executive positions with Technology Solutions Company from 1991 to 1993. Prior to that time, Mr. Bergstein held several senior positions with other consulting firms, including twenty-one years in various positions with Arthur Andersen & Co.’s consulting division, now Accenture Ltd. Mr. Bergstein is a director of Simon Property Group Inc. Age 62.

Mark L. Gordon has been a member of DiamondCluster’s Board of Directors since August 1999. Mr. Gordon is an attorney with the law firm Gordon & Glickson LLC and has been a partner of that firm since August 1979, currently serving as its managing partner. Mr. Gordon founded Gordon & Glickson’s technology practice and advises a wide range of emerging technology companies on business and legal matters. Mr. Gordon is also a member of the board of directors of Kanbay International, Inc. Age 53.

Pauline A. Schneider has served as member of the Board of Directors since November 2003. Ms. Schneider is a partner at the law firm of Hunton & Williams, having joined the firm in 1985. Ms. Schneider specializes in capital finance and real estate. Ms. Schneider also serves as a member of the boards of directors of Pepco Holdings, Inc. and Potomac Electric Power Company, the board of consultants at Riggs Bank and is active on the boards of several not-for-profit organizations ranging from the arts to health care to public policy. Age 61.

John J. Sviokla joined DiamondCluster in September 1998 as a vice president and became a member of DiamondCluster’s Board of Directors in August 1999. Since April 1, 2000 Dr. Sviokla has been a vice chairman. Prior to joining DiamondCluster, Dr. Sviokla was a professor at the Harvard Business School from October 1986 to August 1998. His pioneering work on “Marketspace” established Harvard’s first course on electronic commerce. He co-authored the seminal articles “Managing in the Marketspace” and “Exploiting the Virtual Value Chain,” both appearing in the Harvard Business Review. Dr. Sviokla has authored over 100 articles, cases, videos, tele-seminars, edited books and been a consultant to large and small companies around the world. He has been a frequent speaker at executive forums and a guest professor at many universities including Kellogg, MIT, The London Business School, the Melbourne Business School and the Hong Kong Institute of Science and Technology. His current research and consulting focuses on how executives can create value with technology. Age 47.

Directors Whose Terms of Office Continue

Edward R. Anderson has been a member of DiamondCluster’s Board of Directors since June 1994. Mr. Anderson is the founder and Chief Executive Officer of Ambrosia Solutions, a software company. Prior to founding Ambrosia in 2003, Mr. Anderson served as Chairman and Chief Executive Officer of TorchQuest, Inc. From July 1999 until July 2000 Mr. Anderson was the Chairman and Chief Executive Officer of E-Certify Corp. Age 57. Term expires in 2005.

Donald R. Caldwell has been a member of DiamondCluster’s Board of Directors since June 1994. In March 1999 Mr. Caldwell founded and presently serves as Chief Executive Officer of Cross Atlantic Capital Partners, Inc. From February 1996 to March 1999 Mr. Caldwell was President and Chief Operating Officer and a director of Safeguard Scientifics, Inc. From April 1991 to December 1993 Mr. Caldwell was the President of Valley Forge Capital Group, Ltd. Prior to that time, Mr. Caldwell held various executive and management positions with a predecessor company of Cambridge Technology Partners (Massachusetts), Inc. and Arthur Young & Co., a predecessor to Ernst & Young, LLP. Mr. Caldwell currently serves on the boards of directors of Brainspark PLC, IT Sealegs LLC (formerly IT Capital Partners), Quaker Chemical Corporation and Kanbay International, Inc. in addition to numerous privately held companies and civic organizations. Age 58. Term expires in 2006.

Adam J. Gutstein joined DiamondCluster in January 1994 as a vice president, became a member of its Management Committee in July 1998 and was elected to the Board of Directors in August 1999. Since 1998 Mr. Gutstein has served in a number of executive positions. Currently Mr. Gutstein is President of the Company and Managing Director of Europe, Latin America and the United Kingdom. Mr. Gutstein is also a member of the board of directors of Healthaxis, Inc. Prior to joining DiamondCluster, Mr. Gutstein was a vice president at

Technology Solutions Company and a manager with Andersen Consulting, now Accenture Ltd. Age 41. Term expires in 2005.

Alan C. Kay has been a member of DiamondCluster’s Board of Directors since June 1996 and currently is President of Viewpoints Research Institute, Inc. and a Senior Fellow at HP Labs. From 1996 to 2001 Dr. Kay was Vice President of research and development for Walt Disney Imagineering, Inc. and a Disney fellow. From 1984 to 1996 Dr. Kay was an Apple fellow at Apple Computer, Inc. Prior to that time Dr. Kay held scientific positions at Atari Corporation and Xerox Palo Alto Research Center. He was a research associate and lecturer in computer science at Stanford University from 1969 to 1971. In June 2004 Dr. Kay received the Kyoto Prize in advanced technology given by the Inamori Foundation, which is considered one of the world’s leading awards for lifetime achievement in engineering. In February 2004 Dr. Kay received the Association of Computing Machinery’s 2003 Turing Award for leading the team that invented Smalltalk, an influential programming language, and together with three former colleagues, received the Stark Draper Prize for the development of the networked personal computer. Age 64. Term expires in 2006.

Michael E. Mikolajczyk co-founded DiamondCluster in April 1994 and has served as a member of the Board of Directors since that time. From April 1994 until July 1998 Mr. Mikolajczyk served as DiamondCluster’s Senior Vice President, Chief Financial and Administrative Officer. From July 1998 until April 2000 Mr. Mikolajczyk served as President. In July 1999 he became Secretary, and from April 1, 2000 until his departure in August 2001 he also served as vice chairman. Since his departure from the Company, Mr. Mikolajczyk has been an independent consultant. Prior to joining DiamondCluster, he served as Senior Vice President of Finance and Administration and Chief Financial Officer for Technology Solutions Company. Prior to that time, Mr. Mikolajczyk held several senior financial and corporate development positions at MCI Telecommunications Corporation. Mr. Mikolajczyk is also a member of the board of directors of Kanbay International, Inc. Age 52. Term expires in 2005.

Javier Rubio has served as a member of the Board of Directors since the consummation of the business combination between the Company and Cluster Consulting in November 2000. Mr. Rubio currently is a partner at Nauta Capital, a venture capital firm, and Client Relationship Executive for DiamondCluster. From November 2000 through June 2003 Mr. Rubio also served as DiamondCluster’s President, Europe and Latin America. Mr. Rubio resigned from his operating responsibilities with the Company effective June 30, 2003. Mr. Rubio founded Cluster in 1993 serving as its Chairman and Chief Executive Officer. Prior to founding Cluster, Mr. Rubio held several senior positions with other consulting firms, including seven years in various positions with the MAC Group (Gemini Consulting) and the Monitor Company. Age 44. Term expires in 2005.

Samuel K. Skinner has served as a member of the Board of Directors since August 2003. Mr. Skinner was President and Chief Executive Officer of USFreightways from July 17, 2000 and Chairman of its Board from January 1, 2001 until his retirement in May of 2003. Prior to joining USFreightways, Mr. Skinner was President of the Commonwealth Edison Company and its holding company Unicom Corporation. Prior to joining Commonwealth Edison, Mr. Skinner served as Chief of Staff to President George H. W. Bush. Mr. Skinner is a director of Click Commerce, Inc.; APAC Customer Services, Inc.; Dade Behring, Inc.; Express Scripts, Inc.; Midwest Express Holdings, Inc. and Navigant Consulting, Inc. He is also involved with numerous charitable and not-for-profit organizations including the Illinois Coalition and the United States Chamber of Commerce where he serves as a director. Age 66. Term expires in 2006.

STOCK OWNERSHIP

Five Percent Stockholders

The following table lists those persons or groups known to the Company (based solely on filings with the SEC) to be the beneficial owner of more than 5% of the Company’s Common Shares as of March 31, 2004:

Name and Address of Beneficial Owner	Common Shares	Percent of Class
Wellington Management CO LLP	2,251,470	6.56%
75 State Street, Boston, Massachusetts 02109

Emerald Advisors, Inc.	1,726,234	5.03%
1857 William Penn Way, Suite 203, Lancaster, Pennsylvania 17601

Management and Directors

The following table sets forth certain information regarding the beneficial ownership of DiamondCluster’s Common Shares as of June 1, 2004 for each director and nominee for director, the five most highly compensated officers who are not also directors and the directors, nominees and highly compensated officers as a group (except as otherwise indicated) regarding the beneficial ownership of DiamondCluster’s common stock for:

	Number of		Percent of
Name	Common Shares		Class(2)
Anderson, Edward R.	72,852	(1)	*
Bergstein, Melvyn E.	1,130,938	(1)(2)	3.2%
Bupp, Karl E.	406,024	(1)(2)	1.2%
Caldwell, Donald R.	76,545	(1)(3)	*
Gordon, Mark L.	47,350	(1)(4)	*
Gutstein, Adam J.	460,501	(1)(2)	1.3%
Kay, Alan C.	140,002	(1)	*
McClayton, William R.	224,256	(1)(2)	*
Mikolajczyk, Michael E.	539,768	(1)	1.5%
Norman, Jay D.	30,886	(1)(2)	*
Rubio, Javier	1,605,717		4.6%
Schneider, Pauline A.	5,200	(2)	*
Skinner, Samuel K.	10,000	(2)	*
Sviokla, John	226,488	(1)(2)	*
All directors and named executive officers	4,986,527		14.3%

*	Less than 1% of the outstanding Common Shares.

(1)	Includes shares which the beneficial owner has the right to acquire upon the exercise of stock options within 60 days after June 1, 2004 as follows: Mr. Anderson — 15,000, Mr. Bergstein — 176,206, Mr. Bupp — 142,561, Mr. Caldwell — 40,000, Mr. Gordon — 20,000, Mr. Gutstein — 233,477, Mr. Kay — 10,000, Mr. McClayton — 152,500, Mr. Mikolajczyk — 115,244, Mr. Norman — 8,923 and Mr. Sviokla — 177,800.

(2)	Includes restricted stock and restricted stock units subject to vesting based on continued service to the Company as follows: Mr. Bergstein — 42,021, Mr. Bupp — 26,913, Mr. Gutstein — 46,774, Mr. McClayton — 31,382, Mr. Norman — 20,742, Ms. Schneider — 1,675, Mr. Skinner — 1,250 and Mr. Sviokla — 34,716.

(3)	Includes 1,400 shares owned as custodian for Mr. Caldwell’s son and 645 shares owned as custodian for his daughter.

(4)	Includes 50 shares owned by Mr. Gordon’s son.

Executive Compensation

The following table sets forth for the fiscal years ended March 31, 2004, March 31, 2003 and March 31, 2002 information concerning the annual and long-term compensation for the Company’s Chief Executive Officer, four of the other most highly compensated executive officers and one additional executive officer for whom disclosures would have been made but for the fact that such individual was not serving as an executive officer of the Company at the end of its last completed fiscal year.

Summary Compensation Table(1)

		Annual Compensation			Long-Term Compensation
					Awards
					Restricted			Payouts
Name and				Other Annual	Stock	Securities		LTIP	All Other
Principal	Fiscal	Salary	Bonus	Compensation	Awards	Underlying		Payouts	Compensation
Position	Year	($)	($)	($)	($)	Options/SARs		($)	($)(2)
Melvyn E. Bergstein	2004	$589,844	$65,625	—	$162,350	—		—	$7,524
Chairman & CEO	2003	532,648	—	—	—	24,200		—	7,401
	2002	277,344 (3)	—	—	156,250 (3)	61,600	(4)	—	4,902

Adam J. Gutstein	2004	519,063	77,000	—	179,650	—		—	1,140
President & Managing Director	2003	467,500	—	—	—	19,800		—	1,026
Europe, Latin America and UK	2002	459,877	—	—	—	70,200	(4)	—	1,026

Jay D. Norman(5)	2004	429,063	63,000	—	52,095	—		—	1,639
Managing Director —	2003	80,513	180,000	—	—	100,000		—	356
North America

William R. McClayton	2004	424,688	47,250	—	127,750	—		—	4,902
Chief Administrative	2003	382,500	—	—	—	3,500		—	4,902
Officer	2002	362,660	—	—	—	248,300	(4)	—	3,639

John J. Sviokla	2004	424,688	47,250	—	145,050	—		—	1,710
Vice Chairman	2003	382,500	—	—	—	24,375		—	1,781
	2002	373,774	—	—	—	58,300	(4)	—	1,140

Karl E. Bupp	2004	377,940	42,000	—	110,450	—		—	1,140
Chief Financial Officer	2003	340,258	—	—	—	14,300		—	1,187
and Treasurer	2002	334,423	—	—	—	62,400	(4)	—	1,026

(1)	The compensation described in this table does not include (i) medical, group life insurance or other benefits received by the named executive officers which are available generally to all salaried employees of DiamondCluster or (ii) certain perquisites and other personal benefits, securities, or property received by the named executive officers which do not in the aggregate exceed the lesser of $50,000 or 10% of the named executive officer’s salary during the fiscal year.

(2)	Represents the excess of the group life insurance premium paid on behalf of the named executive officer in the respective fiscal year over the premium for life insurance generally available to all salaried employees.

(3)	Mr. Bergstein voluntarily declined his salary for six months of fiscal year 2002 and was granted 15,155 restricted Common Shares in lieu of the foregone salary, which as of the date of grant had a fair market value of $156,250 based on a closing price of $10.31 on August 9, 2001.

(4)	Includes annual fiscal 2003 grant of options the granting of which was accelerated to November 2001 from April 2002.

(5)	Mr. Norman was promoted to an executive officer position on April 1, 2004. Mr. Norman was not an executive officer at the end of the Company’s most recent completed fiscal year.

Option/ SAR Grants in Last Fiscal Year

No options or stock appreciation rights were granted to named executive officers during the Company’s last fiscal year.

Aggregated Option/ SAR Exercises In Last Fiscal Year

And Fiscal Year-End Option/ SAR Values

	Shares		Number of Securities
	Acquired	Value	Underlying Unexercised		Value of Unexercised In-
	on Exercise	Realized	Options/SARs At Fiscal		The-Money Options/SARs
Name	(#)	($)	Year-End		At Fiscal Year-End
(a)	(b)	(c)	(#)		($)
			(d)		(e)
			Exercisable	Unexercisable	Exercisable*	Unexercisable*
Melvyn E. Bergstein	—	$0	148,761	64,045	$1,900	$7,600

Karl E. Bupp	—	$0	125,102	75,859	$35,754	$20,068

Adam J. Gutstein	—	$0	206,896	115,781	$1,900	$7,600

William R. McClayton	—	$0	116,925	134,875	$69,540	$109,060

Jay D. Norman	11,077	$85,560	8,923	80,000	$58,624	$525,600

John J. Sviokla	20,000	$55,049	187,427	71,173	$83,600	$7,600

*	Based on $9.65, the fair market value per share on March 31, 2004

The following report of the Compensation Committee, performance graph and report of the Audit Committee shall not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement except to the extent the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

Board Compensation Committee Report on Executive Compensation

The compensation of the named executive officers and all other officers who have been promoted to partner (i.e., vice president) of DiamondCluster is determined in accordance with the Partners’ Operating Agreement of which the Partners’ Compensation Program is a part. Under this agreement, officers’ compensation (other than members of the Office of the Chairman and the two Management Committees) is approved by DiamondCluster’s Office of the Chairman, the respective Management Committees for each of the North American operations and Europe/ Latin American operations and, in the case of compensation for US and UK partners, the Management Compensation Committee (non-board committees composed of partners and established under the Partners’ Operating Agreement). The compensation of members of the Office of the Chairman and both Management Committees is approved by the Board of Directors. The purpose and design of this structure is to provide a combination of (i) base salary that reflects the partner’s experience and contribution to the Company, (ii) bonus based on the Company’s achievement of certain annual financial targets and individual performance and (iii) equity to reward individual performance and link those rewards to DiamondCluster’s success, motivate teamwork, and encourage partners to maintain equity interests in DiamondCluster. The Partners’ Compensation Program provides for the establishment of target bonuses as a percentage of base salary to be paid in cash and/or equity to the partners annually, provided that there are sufficient earnings to first provide for a return to the stockholders and for bonuses to non-partner employees.

Due to the worldwide economic downturn during fiscal year 2003 and the resultant effect on the Company’s business, all partners accepted a 15% reduction in base compensation and no cash bonuses were paid to the Company’s North American partners. During fiscal year 2004, in light of the significant improvement in the Company’s business and financial condition, this 15% reduction in base compensation was eliminated and salaries were restored. In addition, cash bonuses were paid.

CEO Compensation. Historically Mr. Bergstein has received compensation increases that reflect his leadership of DiamondCluster, its growth, his contributions to recruiting key employees as well as his contributions to

DiamondCluster’s revenues by attracting and serving significant clients. In light of the economic downturn in the Company’s business during fiscal year 2003, in addition to the 15% reduction in base salary, neither Mr. Bergstein nor any member of Management received any salary increase. Reflective of the Company’s return to profitability and improved business outlook during fiscal year 2004, the 15% reduction in base compensation was eliminated for Mr. Bergstein as well as the other officers, and his base compensation was restored to 100% of his base compensation prior to the reduction. In addition, Mr. Bergstein was awarded restricted stock units having an aggregate fair market value of $162,350 (based on the market value of DiamondCluster common stock as of the end of fiscal year 2004) and a cash bonus of $65,625.

Policy on Qualifying Compensation. Section 162(m) of the Internal Revenue Code (“Code”) provides that publicly held companies may not deduct in any taxable year compensation in excess of one million dollars paid to named executive officers that is not “performance-based” as defined in Section 162(m). In order for incentive compensation to qualify as “performance-based” compensation under Section 162(m), DiamondCluster’s discretion to grant awards must be limited. The Company believes that the benefit of retaining the ability to exercise discretion under DiamondCluster’s incentive compensation plans outweighs the risk of loss of tax deductions under Section 162(m). Historically, DiamondCluster did not seek to qualify its incentive compensation plans under Section 162(m).

Edward R. Anderson, Chairman

Donald R. Caldwell
Michael E. Mikolajczyk
Samuel K. Skinner

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG DIAMONDCLUSTER INTERNATIONAL, INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE RUSSELL 2000 INDEX

	Cumulative Total Return

	3/99	3/00	3/01	3/02	3/03	3/04

DiamondCluster International, Inc.	100.00	427.64	56.51	84.03	9.11	62.76
Nasdaq Stock Market (U.S.)	100.00	215.25	77.53	60.69	49.47	82.63
Russell 2000	100.00	137.29	116.25	132.51	96.78	158.55

*	$100 invested on 3/31/99 in stock or index — including reinvestment of dividends. Fiscal year ending March 31.

AUDIT COMMITTEE REPORT

In connection with the March 31, 2004 consolidated financial statements, the Audit Committee (i) reviewed and discussed the audited financial statements with management; (ii) discussed with KPMG LLP, the Company’s independent auditors, the matters required by Statement on Auditing Standards No. 61; and (iii) reviewed and discussed with KPMG LLP matters required by Independence Standards Board Statement No. 1. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2004 filed with the Securities and Exchange Commission.

Donald R. Caldwell, Chairman

Mark L. Gordon
Pauline A Schneider

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee pre-approves all services provided by the Company’s principal accountant, KMPG LLP (“KPMG”).

Audit Fees The aggregate fees billed by KPMG, for professional services rendered for (i) audit of the Company’s annual consolidated financial statements, (ii) review of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, and (iii) services provided in connection with statutory and regulatory filings were $432,655 or 87.7% of total fees paid to KPMG for fiscal year 2004 and $436,351 or 76.1% of total fees paid to KPMG for fiscal year 2003.

Audit Related Fees The aggregate fees billed by KPMG for audit-related services were $37,500 or 7.6% of total fees paid to KPMG for fiscal 2004 and $50,300 or 8.3% of total fees paid to KPMG for fiscal 2003.

Tax Fees The aggregate fees billed by KPMG for professional services for tax compliance, tax advice and tax planning were $23,271 or 4.7% of total fees paid to KPMG for fiscal 2004 and $121,768 or 20.0% of total fees paid to KPMG for fiscal 2003.

All Other Fees KPMG billed no fees for other products and services other than services reported above during fiscal 2004 and 2003.

SUBMISSION OF STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be eligible for inclusion in DiamondCluster’s proxy statement and form of proxy relating to the next annual meeting must be received at the Company’s executive offices a reasonable time before DiamondCluster begins to print and mail its proxy materials for the 2005 Annual Meeting of Stockholders. Proposals should be submitted by certified mail, return receipt required, addressed to the Secretary, DiamondCluster International, Inc., Suite 3000 John Hancock Center, 875 North Michigan Avenue, Chicago, Illinois 60611.

OTHER MATTERS

The Board of Directors knows of no other matters that are likely to be brought before the meeting, but if any other matter properly comes before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

APPENDIX A

DIAMONDCLUSTER INTERNATIONAL, INC.

NOMINATING & GOVERNANCE COMMITTEE CHARTER

Purpose

The Nominating & Governance Committee is appointed by the Board to —

•	Assist the Board by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for the next annual meeting of shareholders

•	Recommend to the Board the Corporate Governance Guidelines applicable to the Company

•	Lead the Board in its annual review of the Board’s performance

•	Recommend to the Board director nominees for each committee

•	Identify and recommend to the Board potential successors to the CEO position

•	Undertake such matters from time to time relating to Board nominations or corporate governance as the Committee shall deem appropriate

•	Approve director compensation

Committee Membership

The Nominating & Governance Committee shall consist of no fewer than three members. A majority of the members of the Nominating & Governance Committee shall meet the independence requirements of the Nasdaq. The members of the Nominating & Governance Committee shall be appointed and replaced by the Board.

Committee Authority and Responsibilities

The Nominating & Governance Committee shall —

•	Have the sole authority to retain and terminate any search firm to be used to identify director candidates and approve the search firm’s fees and other retention terms. The Nominating & Governance Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors

•	Actively seek individuals qualified to become board members for recommendation to the Board

•	Plan for CEO succession and, with the input of the Company’s partners, identify and recommend to the entire Board qualified candidates

•	Receive comments from all directors and report annually to the Board with an assessment of the Board’s performance, to be discussed with the full Board following the end of each fiscal year

•	Review and reassess the adequacy of the Corporate Governance Guidelines of the Company and its corporate governance practices and recommend any proposed changes to the Board for approval

•	Form and delegate authority to subcommittees when appropriate

•	Make regular reports to the Board

•	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval

•	Annually review its own performance

Please Mark Here for Address Change or Comments ON REVERSE SIDE	☐

1.	Election of four directors for a term of three years.	FOR all nominees listed at left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for each nominee whose name is lined out
01 Melvyn E. Bergstein
	02 Mark L. Gordon	☐	☐
03 Pauline A. Schneider
04 John J. Sviokla

2.	To transact such other business as may properly come before the meeting.

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature	Signature	Date

Signature(s) should be exactly as the name or names appearing on this proxy. If shares are held jointly, each holder should sign. If signed by attorney, executor, administrator, trustee or guardian, please give full title. SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

• FOLD AND DETACH HERE •

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/dtpi		1-800-435-6710		Mark, sign and date
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

DIAMONDCLUSTER INTERNATIONAL, INC.
Common Stock

The undersigned stockholder of DiamondCluster International, Inc. (the “Company”) hereby appoints Melvyn E. Bergstein and William R. McClayton and each of them the attorneys and proxies of the undersigned, with full power of substitution, to vote as directed on the reverse side of this card all of the shares of Common Stock of the Company standing in the name of the undersigned at the close of business on July 19, 2004 at the Annual Meeting of Stockholders to be held at The Westin Hotel, 909 North Michigan Avenue, Chicago, Illinois 60611 commencing at 10:00 a.m. on September 14, 2004, and authorizes each proxy to vote in his discretion on any other matter that may properly come before the meeting or at any adjournment of the meeting.

If you choose to vote by Internet or Telephone, your Internet or Telephone vote authorizes the named proxies to vote your shares in the same manner as if you completed, signed, dated and returned your proxy card. If you choose not to vote by Internet or Telephone, please complete, sign, date the reverse side and promptly return your proxy card.

THIS PROXY IS SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS AND WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED AND IN THE DISCRETION OF THE PROXY HOLDERS ON ALL MATTERS PROPERLY COMING BEFORE THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS (INCLUDING ALL DIRECTOR NOMINEES).

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

Address Change/Comments (Mark the corresponding box on the reverse side)

• FOLD AND DETACH HERE •